Exhibit 99.1

[GRAPHIC OMITTED]

                                   BRANDYWINE WEST, 1521 CONCORD PIKE, SUITE 301
                                                            WILMINGTON, DE 19803

                                                         N E W S  R E L E A S E

                                                     CONTACT:  Elise A. Garofalo
                                                  Director of Investor Relations
                                                                    302-778-8227

          GRAFTECH ANNOUNCES OVER $55 MILLION OF DE-LEVERAGING ACTIONS

         WILMINGTON, DE - JUNE 30, 2003- GrafTech International Ltd. (NYSE:GTI) today announced the completion of over $55 million in de-leveraging actions in the 2003 second quarter. The Company expects net debt to be less than $700 million at June 30, 2003.

         As part of its ongoing asset sale program, GTI sold its non-strategic composite tooling business based in Irvine, California to Coast Composites, Inc., a company affiliated with Hammond, Kennedy, Whitney & Company, Inc. Net cash proceeds from the sale were approximately $15 million. As a result of this divestiture, GTI expects second half earnings per share to be reduced by approximately $0.01-$0.02 per share.

         Due to the effect of a substantial decrease in long-term interest rates during the quarter, GTI elected to sell its $400 million notional amount of interest rate swaps in June and received net cash proceeds of $21 million.
These swaps related to the Company's outstanding Senior Notes and the cash proceeds will be amortized as a benefit to interest expense over the remaining term of the Senior Notes. GTI continues to evaluate opportunities for managing interest costs through its ongoing debt reduction efforts, the use of additional interest rate swaps, and other activities. GTI raffirms its interest expense guidance of $57-$60 million for 2003.

         GTI also exchanged $20 million principal face amount of Senior Notes, plus accrued interest, for approximately 3.8 million shares of common stock in June. The exchanges were transacted based on market prices prevailing in June. The transactions are accretive to 2003 earnings and resulted in a net gain for GTI of approximately $0.5 million, primarily because the Senior Notes were exchanged at a price below face amount. As previously disclosed and consistent with our debt reduction efforts, GTI may from time to time exchange or purchase Senior Notes in the open market or privately negotiated transactions. GTI does not currently intend to exchange more than approximately $30 million of Senior Notes. Future exchanges would be undertaken opportunistically on terms that GTI believes to be favorable.

         Craig Shular, Chief Executive Officer of GTI, commented, "Reducing our net debt below $700 million this quarter is an important milestone for GTI and provides us with greater financial strength and stability as we grow our market leading positions. The debt for equity exchange was opportunistic and has

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enhanced the stability of our capital structure in a manner consistent with our long-term objectives. We are pleased with the completion of the first component of our asset sale program and are committed to reducing our debt by up to $75 million in the aggregate by the end of 2004 as part of this asset sale program. As a result of these de-leveraging actions, we expect our Euro 200 million (approximately $230 million at current exchange rates) revolving credit facility to be largely un-drawn as of June 30, 2003."

         GTI expects 2003 second quarter earnings per share to be in line with previous guidance of between $0.04-$0.06 per share. GTI's 2003 second quarter earnings release and conference call is scheduled for July 24, 2003 at 11:00 AM EST.

         NOTE ON RECONCILIATION OF EARNINGS AND EBITDA GUIDANCE DATA: Earnings guidance is provided on a GAAP basis assuming no change in interest rates or currency exchange rates and excluding restructuring charges and impairment losses. EBITDA guidance is provided based on the same assumptions. GTI does not forecast changes in interest or currency rates. Changes in these rates can affect such items as net sales and cost of sales (in each case as translated into dollars), interest expense due to variable interest rates on a portion of GTI's debt, and other (income) expense, net due to translation of currency gains and losses on intercompany loans or mark-to-market cost adjustments on interest rate swaps and caps. GTI expects to record restructuring charges of about $6 million over the next 12-18 months; however, it cannot forecast the amount for any specific quarter or year. In addition, earnings and EBITDA guidance is subject to the risks and uncertainties described under the Note on Forward-Looking Statements.


                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                              (Dollars in millions)

                   (All amounts estimated as of June 30, 2003)


                  Net Debt Reconciliation
                                                                               ----------------------
                                                                                      JUN-03
                                                                               ----------------------
                  Long term debt                                                     $685-690
                  Short term debt                                                      15-20
                  ===================================================================================
                  Total debt                                                          700-710
                  LESS:
                  Fair value of hedged debt obligation                                   0
                  Unamortized bond premium                                               5
                  Cash and cash equivalents                                             5-7
                  -----------------------------------------------------------------------------------
                  Net debt                                                           $690-698
                  ===================================================================================


         Net debt is a non-GAAP financial measure that GTI calculates according to the schedule set forth above. GTI excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional Senior Notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the Senior Notes. GTI also excludes the fair value of hedged obligations (which are interest rate swaps that have been marked-to-market) because they represent an asset with an offsetting non-

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cash obligation recorded as a component of long-term debt on the Consolidated
Balance Sheet. GTI believes that net debt is generally accepted as providing useful information regarding a company's indebtedness specifically and financial condition generally. Management believes net debt provides meaningful information to investors to assist them to analyze financial condition, capital resources and liquidity.Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GTI's method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured bank credit facilities.

         GrafTech International Ltd. is one of the world's largest manufacturers and providers of high quality natural and synthetic graphite and carbon based products and services, offering energy solutions to industry-leading customers worldwide engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics. We have 13 manufacturing facilities in 7 countries and are the leading manufacturer in all of our major product lines. We produce graphite electrodes that are consumed primarily in the production of steel in electric arc furnaces, the steel making technology used by all "mini-mills," and for refining steel in ladle furnaces. We also produce carbon electrodes that are consumed in the manufacture of silicon metal and cathodes that are used in the production of aluminum. In addition, we develop and manufacture natural graphite for use in materials and components for proton exchange membrane fuel cells and fuel cell systems and thermal interface products for computer, communications and other applications. GRAFCELL(TM), GRAFOIL(R), and eGRAF(TM) are our trademarks. For additional information on GrafTech International, call 302-778-8227 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777.

         NOTE ON FORWARD-LOOKING STATEMENTS: This news release and any related discussions or calls may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about such matters as: future operational and financial performance of various businesses; strategic plans; interest rate management activities; restructuring, realignment, strategic alliance, supply chain, technology development and collaboration, investment, acquisition, joint venture, operating, integration, tax planning, rationalization, financial and capital projects; potential offerings, sales and other actions regarding debt or equity securities of us or our subsidiaries; and future asset sales, costs, working capital, revenues, business opportunities, values, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. We have no duty to update these statements. Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in these statements due to various factors. These factors include: the possibility that global or regional economic conditions affecting our products may not improve or may worsen; the possibility that anticipated additions to capacity for producing steel in electric arc furnaces or anticipated reductions in graphite electrode manufacturing capacity may not occur; the possibility that economic or technological developments may adversely affect growth in the use of graphite cathodes in lieu of carbon cathodes in the aluminum smelting process; the possibility that anticipated additions to aluminum smelting capacity using graphite cathodes may not occur or that increased production of graphite cathodes by competitors may occur; the possibility that demand for or prices or sales volumes of graphite electrodes, graphite cathodes or our other products may not improve or may worsen; the possibility of delays in or failure to achieve widespread commercialization of proton exchange membrane, or "PEM," fuel cells which use natural graphite materials and components or that manufacturers of PEM fuel cells may obtain those materials or components used in them from other sources; the possibility of delays in or failure to achieve successful development and commercialization of new or improved electronic thermal management or other products; the possibility of delays in meeting or failure to meet product development milestones or delays in expanding or failure to expand our manufacturing capacity to meet growth in demand; the possibility that we may be unable to protect our intellectual property or may infringe the intellectual property rights of others; the occurrence of unanticipated events or circumstances relating to antitrust investigations or lawsuits or the lawsuit initiated by us against our former parents; the possibility that expected cost savings or benefits from organizational changes may be delayed or may not be realized the occurrence of unanticipated events or circumstances relating to health, safety or environmental liabilites or compliance or remediation obligations, labor relations, strategic plans, or projects described above; changes in interest or currency exchange rates, in competitive conditions or in inflation affecting our raw material, energy or other costs; changes in market prices of our common stock or senior notes that may affect our current plans regarding deleveraging and debt reduction activities; the possibility of failure to satisfy conditions or milestones to, or occurrence of breach of terms of, our strategic alliances with Pechiney, Ballard, ConocoPhillips or others; the possibility that changes in financial performance may affect our compliance with financial covenants or the amount of funds available for borrowing under our revolving credit facility; and other risks and uncertainties, including those detailed in our filings
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with the SEC, as well as future decisions by us. Except as otherwise specifically noted, references to future cost savings are based on economic and industry conditions underlying our current business plan (and assume annual graphite electrode production and sales of 180 thousand metric tons and no change in currency exchange rates) and are subject to the criteria, standards and limitations detailed in our filings with the SEC. The statements in this news release or made during our earnings call shall not be deemed to constitute an admission as to any liability in connection with any claim or lawsuit. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities. References to street or analyst earnings estimates mean those published by First Call, a service of the Thomson Financial Network.